As filed with the Securities and Exchange Commission on January 10, 2020

Registration No. 333-213203

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to:

Form S-8 Registration Statement No. 333-213203

UNDER

THE SECURITIES ACT OF 1933

CAROLINA TRUST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	81-2019652
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

901 East Main Street, Lincolnton, North Carolina 28092

(Address of Principal Executive Offices) (Zip Code)

CAROLINA TRUST BANK 2001 INCENTIVE STOCK OPTION PLAN

CAROLINA TRUST BANK 2005 INCENTIVE STOCK OPTION PLAN

CAROLINA TRUST BANK 2005 NONSTATUTORY STOCK OPTION PLAN

CAROLINA COMMERCE BANK EMPLOYEE STOCK OPTION PLAN

CAROLINA COMMERCE BANK DIRECTOR STOCK OPTION PLAN

(Full title of the plan)

Jerold L. Rexroad

President and Chief Executive Officer

Carolina Financial Corporation

288 Meeting Street

Charleston, South Carolina 29401

(Name and address of agent for service)

(843) 723-7700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8, File No. 333-213203 (the “Registration Statement”), of Carolina Trust BancShares, Inc., a North Carolina corporation (the “Registrant”), filed with the U.S. Securities and Exchange Commission on August 19, 2018, registering 187,562 shares of common stock, $2.50 Par Value Per Share, under the following plans:

•	Carolina Trust Bank 2001 Incentive Stock Option Plan;
•	Carolina Trust Bank 2005 Incentive Stock Option Plan;
•	Carolina Trust Bank 2005 Nonstatutory Stock Option Plan;
•	Carolina Commerce Bank Employee Stock Option Plan (previously assumed by the Registrant’s wholly-owned subsidiary, Carolina Trust Bank (the “Bank”), in connection with its October 2009 merger with Carolina Commerce Bank); and
•	Carolina Commerce Bank Director Stock Option Plan (previously assumed by the Bank in connection with its October 2009 merger with Carolina Commerce Bank).

On December 31, 2019, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of July 15, 2019, by and between the Registrant and Carolina Financial Corporation, a Delaware corporation (“Carolina Financial”), the Registrant merged with and into Carolina Financial (the “Merger”), with Carolina Financial continuing as the surviving corporation, and as successor in interest to the Registrant.

As a result of the Merger, the Registrant terminates any and all offerings of its securities pursuant to the Registration Statement and deregisters any and all securities registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on January 10, 2020. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Carolina Financial Corporation, a Delaware corporation
As successor by merger to Carolina Trust BancShares, Inc., a North Carolina corporation

By:	/s/ William A. Gehman, III
Name:	William A. Gehman, III
Title:	Executive Vice President and Chief Financial Officer